Exhibit 99.1

	Contact:	Mark Fredrickson
508-293-7137
FOR IMMEDIATE RELEASE		fredrickson_mark@emc.com

TUCCI TO BECOME EMC’S CHAIRMAN JANUARY 1;

LEAD DIRECTOR APPOINTED

Ruettgers Resigns as Chairman and Board Member, Will Continue as Senior Advisor

HOPKINTON, Mass. – October 21, 2005 – EMC Corporation, the world leader in information management and storage, today announced that Joe Tucci will become Chairman of the Board of Directors, effective January 1, 2006. Tucci will continue to serve as President and Chief Executive Officer of EMC, a role he has held since January 2001. Mike Ruettgers, who has been EMC’s Chairman since January 2001 and has served as an EMC Director since 1992, has resigned from the Board of Directors effective December 31, 2005. He will continue as a Senior Advisor to the EMC Board and management.

The EMC Board of Directors also approved the designation of a lead director, to be effective January 1, 2006. David Strohm has been selected by the independent directors to serve as lead director.

“Joe Tucci has clearly been the right leader at the right time for EMC,” said Ruettgers. “In five years as President and CEO, Joe has led EMC through a remarkable period of transformation, resurgence and success. He has broadened our portfolio through both internal investment and strategic acquisitions that give us the most comprehensive set of information lifecycle management offerings in the world. He has built a deep and talented bench. And he and the people of EMC have now delivered nine straight quarters of double-digit year-to-year revenue growth.”

Ruettgers, 62, joined EMC in 1988 and served as CEO from 1992 until January 2001, leading the company in a decade-long trajectory of accelerating profitable growth and market leadership. He was named Executive Chairman in January 2001 and Chairman in January 2004. He has led EMC’s proactive corporate governance, focusing on shaping the composition and expertise of EMC’s independent and fully engaged Board.

“We have been incredibly fortunate to have the benefit of Mike’s wisdom and guidance in leading our Board over the past five years,” said Tucci. “He has done so much for this industry, and especially for the employees and customers of EMC, through the best of times and the most challenging. He has been a mentor and a friend, and we are very pleased that he will continue to provide his time and advice to us as we move forward.”

In announcing David Strohm as EMC’s lead director, Ruettgers said, “David has brought new dimensions and insight to our Board over the past two years. As lead director, he will act as a liaison between the independent directors and the Chairman, and facilitate discussions among the independent directors on key issues and concerns outside of Board meetings. The addition of this role to the EMC Board is good corporate governance practice and positive for EMC and our shareholders.”

Strohm, 57, is a General Partner with Greylock Partners, one of the largest early-stage venture capital firms in the U.S. He became an EMC Director in October 2003, and is a member of EMC’s Compensation and Mergers and Acquisitions Committees.

Tucci, 58, joined EMC in January 2000 as President and Chief Operating Officer, ascending to President and CEO a year later. He has overseen the most aggressive new-product introduction cycles in the company’s history, led EMC into multi-platform, open software for storage, information and content management, broadened industry alliances and partnerships, and completed more than 20 acquisitions to broaden EMC’s market leadership, technology offerings, and growth potential.

A description of the lead director role and other information about EMC’s corporate governance policies are available at www.emc.com/about/governance.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

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